                                                                    Exhibit 12.2

                               UNITED STATES STEEL
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      TOTAL ENTERPRISE BASIS - (Unaudited)
                              CONTINUING OPERATIONS
 -------------------------------------------------------------------------------
                              (Dollars in Millions)

                                       Six Months
                                          Ended
                                         June 30              Year Ended December 31
                                                              ----------------------
                                      2001     2000     2000     1999     1998     1997     1996
                                      ----     ----     ----     ----     ----     ----     ----
Portion of rentals
        representing interest .......  $21      $24      $48      $46      $52      $47      $44
Capitalized interest ................    1        2        3        7        6        7        8
Other interest and fixed
        charges .....................   35       49      115       74       47       91      120
                                      ----     ----     ----     ----     ----     ----     ----
Total fixed charges (A) .............   57       75      166      127      105      145      172
                                      ====     ====     ====     ====     ====     ====     ====
Earnings-pretax income
        with applicable
        adjustments (B) ............. (139)     230      187      295      618      781      504
                                      ====     ====     ====     ====     ====     ====     ====
Ratio of (B) to (A) .................  ---     3.06     1.13     2.33     5.89     5.39     2.91
                                      ====     ====     ====     ====     ====     ====     ====